AGREEMENT made this 11th day of August, 2005 by and between Federated Atlantic Corporation, a Maryland corporation (“the Licensor”), with offices at 4047 Okeechobe Boulevard, Suite 202, West Palm Beach, Florida 33409 and Hesperia Holdings, Inc., a Nevada corporation (“the Licensee”), with offices at 3720 Tobias Lane, Las Vegas, Nevada 89120.

NOW, THEREFORE, the parties agree as follows:

1.          Definitions. As used herein, the following terms shall be defined as set forth here- in-below:

(a) “Properties” shall mean all of the motion pictures and television shows listed on what is annexed hereto and made part hereof as Schedule “A”

(b) “Territory” shall mean the United States of America and Canada;

(c) “Term” shall be a period of ten (10) years commencing August 15, 2005 and expiring August 14, 2015; and

(d) “Media Rights” shall mean all rights in all media currently known during the term of the License.

2.          Basic Transaction. The Licensor licenses to the Licensee the Media Rights to the Properties in the territory for the Term.

3.          Purchase Price. The purchase price is Five Million Dollars ($5,000,000) payable in the form of two million five hundred thousand (2,500,000) voting common shares of the stock of the Licensee (“the Initial Shares”).

4.	The Initial Shares.

(a)        The Initial Shares will be issued as restricted shares subject to applicable restrictions under the federal securities laws, including those allowing for limited resale, under SEC Rule 144, and bearing appropriate restrictive legends.

(b)        The Licensor and Licensee acknowledge and agree that if, after twenty-four (24) months from the date of execution of this Agreement, the average bid price of the Licensee’s Common stock for the immediately preceding 30 trading days (“the Actual Trading Price”) is less than two dollars ($2) per share, the License shall issue additional shares (“Additional Shares”) and, together with the Initial Shares, (“the Shares”) to the Licensor in a number sufficient to equal (x) two dollars ($2) minus the Actual Trading Price, multiplied by (y) two million five hundred thousand (2,500,000).

(c)        The Licensee shall be responsible to fully register the Shares at the Licensee’s expense (other than brokerage commission) within a period of six (6) months following their issuance (and in the case of additional share from Section #4b above or #7 below, immediately upon the date of issuance).

(d)        The Licensor shall be given a seat on the Board of Directors for as long as the license remains outstanding.

5.	Covenants and Warranties.

(a)        Each party represents to the other that it is validly existing in respective states of incorporation and it has the authorization to enter into this Agreement;

(b)        The Licensor warrants and represents to the Licensee that it has the full rights to license the films listed on Schedule “A” during the term of this Agreement and in the Territories involved, and will hold Licensee harmless from any third party claims:

(c)        Each party will pay its own costs and expenses incurred in connection with this transaction, including all expenses of attorneys, accountants, advisors and related parties;

(d)        Each party agrees to refrain from making an releases to the press and to keep contents of this Agreement solely to its respective officers and directors, none of whom may make any announcements other than disclosures/filings required by SEC. Following the execution of this Agreement, the Licensor will cooperate with the Licensee in preparing and making the appropriate press release and any other public or private disclosures. The Licensor will make no press release or disclosure of any type without the written authorization of the Licensee.

6.          Option. The Licensee shall have the right to extend this license for an additional five (5) year period, for a consideration equal to twenty-five percent (25%) of the Purchase Price

7.          Insolvency. If for any reason the Licensee files for protection under Bankruptcy Statutes or is declared Bankrupt, such filing shall immediately trigger a termination of the remaining term of this agreement.

8.          Notices. All notices that are required to be sent by one party to the other shall be sent by first class priority mail. The licensor shall send notices to the Licensee at its address as hereinabove provided. The Licensee shall send notices to the Licensor addresses as follows:

Elvin Feltner

Chairman, Federated Atlantic Corporation

117 East 57th Street, Suite 33H

New York, N.Y. 10022

9.          Governing Law. This Agreement shall be governed by, and its provisions enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely therein, without regard to its principle of conflicts of laws.

10.        Dispute Resolution. In the event a dispute arises under this Agreement which cannot be resolved, the parties shall retain the services of an Alternate Dispute Resolution from which shall then employ a retired federal or state court judge to determine the dispute. The hearing relative to such dispute shall be held in the City of New York, discovery shall be limited to the document production and the parties agree that the decision rendered will be binding and that a court judgment may be entered thereon.

11.        Severability. If any provision of this Agreement shall be declared illegal, invalid, void or unenforceable by any authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

12.        Assignment. This Agreement shall bind and inure to the benefit of the Licensor and the Licensee and their respective successors and assigns.

13.        Significance of Headings. Section headings contained herein are solely for the purpose of aiding in prompt location of subject matter and are not in ant sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

14.        No Joint Venture. This Agreement does not constitute, and shall not be construed as constituting, an association, partnership, joint venture or relationship of principal and agent or employer and employee between the Licensor and the Licensee. Neither party shall have any right to oblige or bind the other party in any manner whatsoever, and, except as expressly set forth herein, nothing herein contained shall give, or is intended to give, any rights of any kind to any person.

15.        Entire Agreement. This writing constitutes the entire Agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be changed thereby.

IN WITNESS WHEREOF. The parties hereto have caused this Agreement to be executed as of the date first above written.

FEDERATED ATLANTIC                                                    HESPERIA HOLDINGS, INC CORPORATION

By_________________________                                           By________________________

Title Chief Executive Officer                                                      Title Chief Financial Officer

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